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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 23, 2001


                               Greater Bay Bancorp
             (Exact name of registrant as specified in its charter)




          California                                        77-0387041
(State or other jurisdiction of                          (I.R.S. employer
 incorporation or organization)                       identification number)


                         Commission file number: 0-25034

                             2860 West Bayshore Road
                           Palo Alto, California 94303
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (650) 813-8200

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Item 2.  Acquisition or Disposition of Assets.

         On October 23, 2001, SJNB Financial Corp. ("SJNB") merged (the "Merger") with and into Greater Bay Bancorp (the "Registrant") pursuant to the Agreement and Plan of Reorganization, dated as of June 25, 2001, as amended as of September 5, 2001, by and between SJNB and the Registrant (the "Agreement"). In accordance with the Agreement, former shareholders of SJNB received 1.82 shares of the Registrant's common stock in exchange for each of their shares of SJNB common stock. As a result of the Merger, San Jose National Bank (the "Bank"), formerly a wholly owned subsidiary of SJNB, became a wholly owned subsidiary of the Registrant. The Merger was accounted for as a pooling of interests.

         As of September 30, 2001, the Bank had four banking offices located in San Jose, Saratoga, Los Gatos and Danville, California, with total assets of $663.6 million, total deposits of $563.8 million and total loans of $480.8 million. The Bank will continue to conduct its banking operations at all of these locations after the Merger.

         In connection with the Merger, Robert A. Archer and Arthur K. Lund, current members of the Bank's Board of Directors, were appointed to the Board of Directors of GBB. In addition, David Kalkbrenner, President and Chief Executive Officer of GBB, was appointed to the Board of Directors of the Bank.

Item 7.  Financial Statements and Exhibits.

Exhibits
--------

99.1     Press release issued October 23, 2001 re closing of the Merger

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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Greater Bay Bancorp
                                             (Registrant)

     Dated: October 23, 2001                  By: /s/  Linda  M. Iannone
                                                  ----------------------
                                                  Linda M. Iannone
                                                  Senior Vice President, General
                                                  Counsel and Secretary

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                                  Exhibit Index
                                  -------------

         99.1    Press release issued October 23, 2001 re closing of the Merger

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